EXHIBIT 99


Contact:  Charles B. Hintz, Investor Relations
          (212) 703-7178

          Tracey K. Gordon, Media Relations
          (212) 761-6403

                                            For Immediate Release
                                            ---------------------


NEW YORK, January 4, 1996 -- Morgan Stanley Group Inc. (NYSE:MS) today announced net income of $600 million or $6.96 per common share on a primary basis for the ten month fiscal year ended November 30, 1995./1/ Net revenues (gross revenues less interest expense) for the ten month fiscal year 1995 were $3,623 million. Fully diluted earnings per common share were $6.65.

Investment banking revenue increased during fiscal 1995 due to the buoyant mergers and acquisitions markets around the world combined with a healthy underwriting calendar, especially in equity issues. Sales and trading revenue (combined trading, commissions and net interest) increased reflecting strong results in worldwide equity derivatives, equity secondary trading and fixed income businesses. The sales and trading results were driven in large part by increased customer trading volumes throughout the year. Trading in foreign exchange also made an important contribution in 1995. The Firm's principal investment results during the year reflect changes in the carrying value in certain merchant banking investments and the sale of several real estate investments. Increased revenues from asset management and global custody reflect continued growth in customer assets under management and administration.

---------------------
/1/ Morgan Stanley changed its fiscal year-end in 1995 from January to November. Fiscal 1995 consists of three reporting periods, the four months ended May 31, and the three months ended August 31 and November 30.

Richard B. Fisher, chairman, and John J. Mack, president, remarked "after a difficult period in 1994, the 1995 fiscal year has yielded improved results for Morgan Stanley. The Firm has benefited from more favorable market conditions as well as from the early returns from a number of strategic investments which the Firm made in both people and technology in 1994. We remain committed to our long-term strategy of expanding and enhancing our presence around the world. We believe the breadth of Morgan Stanley and its strong global franchise will yield outstanding results in the coming years."

Net income for the quarter ended November 30, 1995 was $187 million, resulting in earnings per common share of $2.16 on a primary basis and $2.07 on a fully diluted basis. Net revenues for the quarter were $1,168 million. This compares to net income for the quarter ended October 31, 1994 of $118 million, primary and fully diluted earnings per common share of $1.30 and $1.25, respectively, and net revenues of $910 million.

The Company also announced that its board of directors approved a 2-for-1 common stock split in the form of a one hundred percent stock dividend, and an increase in its quarterly cash dividend from 32 to 35 cents per common share on a pre-split basis. The stock dividend is payable on January 26, 1996 to holders of record on January 16, 1996 and the cash dividend is payable on January 24, 1996 to holders of record on January 16, 1996.

The board of directors also authorized the purchase, subject to market conditions and certain other factors, of an additional $400 million of its common stock. During fiscal 1995, the Company repurchased approximately 1.4 million common shares at an aggregate cost of approximately $103 million. In addition, the Company repurchased approximately 2.5 million common shares at an aggregate cost of approximately $213 million during the first month of fiscal 1996 which fully utilized the Company's prior buyback authorization.

Total capital (stockholders' equity and long-term debt) at November 30, 1995 was $14.3 billion, including $5.2 billion of common and preferred stockholders' equity. Book value per common share was $56.35, based on quarter-end shares and share-equivalents of 78,892,467.

Morgan Stanley Group Inc. is a global financial services firm with offices in New York, London, Tokyo and other principal financial centers around the world.

                        --Table Follows--


                                           Morgan Stanley Group Inc.
                                  Consolidated Statement of Income (Unaudited)
                                        (In millions, except share data)

                                                                                                         TEN
                                                                                                       MONTHS
                                                THREE MONTHS ENDED           NINE MONTHS ENDED          ENDED
                                             -------------------------   -------------------------   -----------
                                               NOV 30        OCT 31        NOV 30        OCT 31        NOV 30
                                                1995          1994          1995          1994          1995
                                             -----------   -----------   -----------   -----------   -----------
Revenues:

     Investment banking                             $503          $190        $1,131          $661        $1,211
     Principal transactions:
         Trading                                     218           297         1,008           855         1,122
         Investments                                  39            82           102           115           102
     Commissions                                     139           104           400           335           437
     Interest and dividends                        1,710         1,714         5,351         4,800         5,939
     Asset management and administration              95            95           279           265           310
     Other                                             0             3             2             8             3
                                             -----------   -----------   -----------   -----------   -----------

           Total revenues                          2,704         2,485         8,273         7,039         9,124
     Interest expense                              1,536         1,575         4,943         4,328         5,501
                                             -----------   -----------   -----------   -----------   -----------

           Net revenues                            1,168           910         3,330         2,711         3,623
                                             -----------   -----------   -----------   -----------   -----------

Expenses excluding interest:

     Compensation and benefits                       607           460         1,657         1,360         1,795
     Occupancy and equipment                          85            79           249           221           276
     Brokerage, clearing and exchange fees            61            56           191           173           211
     Communications                                   32            31            97            88           108
     Business development                             32            41            96           121           110
     Professional services                            40            41           117           121           131
     Other                                            35            32            98            91           109
                                             -----------   -----------   -----------   -----------   -----------

        Total expenses excluding interest            892           740         2,505         2,175         2,740
                                             -----------   -----------   -----------   -----------   -----------

Income before income taxes                           276           170           825           536           883

Provision for income taxes                            89            52           263           180           283
                                             -----------   -----------   -----------   -----------   -----------


Net income                                          $187          $118          $562          $356          $600
                                             ===========   ===========   ===========   ===========   ===========


Earnings applicable to common shares *              $171          $102          $513          $307          $546
                                             ===========   ===========   ===========   ===========   ===========

Average common and common equivalent
    shares outstanding *                      79,207,913    78,354,016    78,718,737    79,152,943    78,456,339
                                             ===========   ===========   ===========   ===========   ===========


Primary earnings per share                         $2.16         $1.30         $6.52         $3.89         $6.96
                                             ===========   ===========   ===========   ===========   ===========

Fully diluted earnings per share                   $2.07         $1.25         $6.23         $3.73         $6.65
                                             ===========   ===========   ===========   ===========   ===========


* For primary earnings per share
